Exhibit 99.1
AXT, Inc. Updates Expectations for the First Quarter 2018
April 11, 2018
Page 1 of 3

AXT, Inc. Updates Expectations for the First Quarter 2018

Completes First Phase of New Factory in Dingxing, China

FREMONT, Calif., April 11, 2018 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today provided an update to its expectations for the first quarter 2018 financial results, which will be announced on April 25, 2018.

The company now expects first quarter revenue to be in the range of  $24.0 million to  $24.5 million, due to government-ordered mandatory factory shutdowns in Beijing caused by severe air pollution that occurred late in the quarter.  From February 27 to March 31 over 300 manufacturing companies were intermittently shut down for a total of ten days, or 30 percent of the calendar days in this period. The revised revenue expectation is down from the company’s previous guidance of $26 million to $27 million, provided at its fourth quarter earnings announcement on February 21, 2018.

The company also announced that it has completed the first phase of facilitization of its new manufacturing facility in Dingxing, China, located approximately 90 miles south of its Beijing factory, and is progressing well on its staged relocation.

“We were disappointed that air quality conditions in Beijing triggered mandatory shutdowns late in the quarter, which prevented AXT from meeting our guidance expectations,” said Morris Young, chief executive officer. “We were working hard to narrow the gap but the last week of March alone had three shutdown days.  The demand environment, however, remains solid as AXT substrates continue to perform well, particularly in applications where customer requirements are most stringent. We are optimistic about our business opportunity in 2018, and believe we are well-positioned to take advantage of positive trends in a number of applications, including high-end LED lighting, infrared and other sensors requiring low-EPD wafers, passive optical networks, data center connectivity and satellite solar cells.”

“We are pleased to report that we have completed the first phase of facilitization of our new facility in Dingxing, China, have installed wafer processing equipment and have produced initial wafers at this site that can be used for qualification,” Young said. “With the continued solid execution by our team, we are on schedule with our plans and pleased with our progress to date. This new technically advanced facility gives us the opportunity to plan our business for our next stage of growth and to support the longer-term capacity requirements of our customers.”

AXT, Inc. Updates Expectations for the First Quarter 2018
April 11, 2018

Conference Call

The estimated financial results for the first quarter of fiscal 2018 are preliminary and subject to change upon completion of the company’s quarter-end financial review process.  The company will announce its full financial results for the first quarter 2018 in a press release immediately following the close of market on April 25, 2018.  The company will also host a conference call to discuss these results on April 25, 2018 at 1:30 p.m. PT. The conference call can be accessed at (844) 892-6598 (passcode 4269786). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (855) 859-2056 (passcode 4269786) until May 1, 2018. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 438-4700.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge) through its manufacturing facilities in Beijing, China.   AXT’s worldwide headquarters are in Fremont, California where the company maintains its sales, administration and customer service functions.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell applications. Its vertical gradient freeze (VGF) process technology for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and, as part of its supply chain strategy, has partial ownership in ten companies in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

AXT, Inc. Updates Expectations for the First Quarter 2018
April 11, 2018

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding the market demand for our products, our growth prospects and opportunities for continued business expansion, our market opportunity, our relocation and our expectations with respect to our business prospects. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: the timing and receipt of significant orders; the cancellation of orders and return of product; emerging applications using chips or devices fabricated on our substrates; end-user acceptance of products containing chips or devices fabricated on our substrates; the ability of the Company to bring new products to market; product announcements by the our competitors; the ability to control costs and improve efficiency; the ability to utilize our manufacturing capacity; product yields and their impact on gross margins;  the relocation of manufacturing lines; possible factory shutdowns as a result of air pollution in China;  policies and regulations in China and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.